Exhibit 16.1

March 10, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Eight Dragons Company (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Eight Dragons Company dated March 10, 2016. We agree with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

/s/ Hillary CPA Group LLC
Noblesville, Indiana